ACCORD, SATISFACTION AND RELEASE AGREEMENT

This ACCORD, SATISFACTION AND RELEASE AGREEMENT ("**Agreement**"), is dated **October 31, 2014** (the "**Effective Date**"), by Entia Biosciences, Inc., a corporation organized under the laws of the State of Nevada ("**Company**"), and Corporate Finance Resources, Inc. (aka CFR-INC.), a corporation organized under the laws of the State of Washington ("**CFR**") and Jeffrey Anthony ("**Anthony**", and collectively with the Company and CFR, the "**Parties**" and individually, each a "**Party**").

In consideration of the promises and the terms and conditions set forth in this Agreement, the Parties hereby agree as follows:

1. Recitals. This Agreement is made with reference to the following facts:

1.1. On January 27, 2011, the Company (formerly known as Total Nutraceutical Solutions) and CFR executed an Investment Banking & Business Development Agreement (the "**Original IBA**").

1.2. On June 14, 2014, the Company and CFR executed an Investment Banking & Business Development Agreement (the "**IBA**"), by the terms of which, among other things the Original IBA was terminated and replaced in its entirety by the IBA.

1.3. On April 27, 2012, the Company and Anthony executed a Consulting Agreement, which was extended on June 20, 2013 (the "**Consulting Agreement**"). Anthony is the sole officer, director and shareholder of CFR.

1.4. On August 1, 2014, the Company notified CFR and Anthony (each a "**CFR Party**" and collectively the "**CFR Parties**") that the Company elected to terminate the IBA and the Consulting Agreement pursuant to the terms thereof.

1.5. On or about August 28, 2014, the CFR Parties filed a demand for arbitration with the American Arbitration Association, designated Case Number 01-14-0001-3283 against the Company and certain officers of the Company (the "**Arbitration**").

1.6. The Parties now desire to compromise and settle the Arbitration and all other obligations and liabilities between the Company, on the one hand, and the CFR Parties, on the other hand, and to terminate the IBA, Consulting Agreement and all other agreements among any of the Parties, as of the Effective Date, except for the Surviving Obligations as defined below.

2. Definitions. As used in this Agreement, the following definitions shall apply:

2.1. "Surviving Obligations" means the rights, duties and obligations of the Parties arising out of this Agreement, the Common Stock, Stock Options or the New Warrants.

2.2. "Terminated Contracts" means and includes the Original IBA, the IBA, the Consulting Agreement, and any contract, agreement or other commitment made or entered into by the Company, on the one hand, and any of the CFR Parties, on the other hand, on or before the Effective Date.

3. Effective Date. This Agreement is effective as of the Effective Date.

4. Termination of Contracts. The Terminated Contracts are terminated as of the Effective Date.

5. Common Stock. On the Effective Date, Company shall issue to Anthony, at the direction of CFR, Two Hundred and Fifty Thousand (250,000) shares of the Company's Common Stock (the "**Common Stock**") valued at $0.30/share. Company represents that on the Effective Date, and prior to the issuance of the Common Stock to Anthony, that it has more than Thirteen Million Two Hundred Thousand (>13,200,000) shares of Common Stock issued and outstanding.

Company agrees to bear the cost of providing expedited legal opinions and reissuances of unrestricted shares of Common Stock after the sixth (6th) month following the Effective Date.

6. Existing Options and Warrants.

6.1. All 300,000 stock options granted to Anthony under the Consulting Agreement are fully vested and immediately exercisable at $0.30/share on the Effective Date, pursuant to (i) the Notice of Grant of Stock Option Number 18 dated 4/23/2012 (for 180,000 shares expiring 4/26/2022) and (ii) the Notice of Grant of Stock Option Number 42 dated 10/1/2013 (for 120,000 shares expiring 6/21/2023). Company shall provide a letter to Anthony on the Effective Date confirming the change in exercise price for each of these Notices of Grant of Stock Option (collectively referred to as the "**Stock Options**").

6.2. All 345,570 warrants granted to CFR under the Original IBA and IBA that were transferred to Anthony (100,000 shares expiring 6/8/2018 and 245,570 shares expiring 12/15/2020) are hereby surrendered and the Company shall issue to Anthony on the Effective Date a replacement warrant to purchase 345,570 shares of the Company's common stock at $0.30/share exercisable at any time before the seventh (7th) anniversary of the Effective Date (the "**New Warrants**"). Company agrees to bear the cost of providing expedited legal opinions and reissuances of unrestricted shares of common stock after the sixth (6th) month following each exercise of the New Warrants.

7. Arbitration. Upon receipt by the CFR Parties of the deliverables specified in Sections 5 and 6, the CFR Parties shall cause the Arbitration to be dismissed without prejudice.

8. Mutual Releases. Except for the Surviving Obligations, each Party, for itself and its subsidiaries, affiliates, successors and assigns, fully and forever releases and discharges the other Parties, and each and every subsidiary, officer, director, agent, attorney, employee, assignor, heir, executor, administrator, successor and assign of the Company from any and all claims, debts, obligations, losses, damages, or liabilities of whatsoever character, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may hereafter accrue, which arise out of, relate to or are in any manner connected with any event, act, omission, conduct, claim, matter or other thing that occurred or exists on or prior to the Effective Date, including but without limiting the generality of the foregoing releases, all claims, debts, losses, damages, liabilities, matters or things which were asserted, could have been asserted, or were in any way at issue in the Arbitration or which relate to, concern or arise out of the Terminated Contracts, in whole or in part or in any way whatsoever.

9. Civil Code Section 1542. Each of the Parties hereto forever waive and relinquish, as to those claims, matters and things released herein by the Party, the provisions, rights and benefits, if any, of Section 1542 of the California Civil Code, and all provisions, rights and benefits, if any, under any similar law of any other jurisdiction. Section 1542 of the California Civil Code provides: **A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.**

10. Accord, Satisfaction, Merger and Bar. This Agreement shall be effective as a full and final accord and satisfaction and settlement of the obligations released hereinabove. The releases given herein and the provisions of this Agreement may be pled as full and complete bar and defense to, and may be used as a basis for injunction against, any action, suit, or other proceeding which seeks to recover on any claim, cause of action, debt or liability of any of the Parties (including any person names as a party in the Arbitration) arising from any act or omission released hereinabove.

11. Representations and Warranties. Each party hereto separately represents and warrants to each other party hereto, as follows:

11.1. The Party has not entered into any Agreement, whether partially or completely, oral or written, restricting the Party's right or obligation to perform in accordance with the terms and conditions contained in this Agreement.

11.2. To the Party's knowledge, the execution, delivery and performance by the Party of this Agreement does not violate or conflict with any Agreement to which the Party is a party.

11.3. The Party has not sold, assigned, transferred, hypothecated, pledged or encumbered, in whole or in part, any claim, matter or thing, released by the Party under or pursuant to this Agreement.

11.4. The Party has not instituted any legal action or any other proceeding against any party hereto, except as heretofore filed in the Arbitration.

11.5. No representation or warranty contained in or incorporated into this Agreement made by the Party contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to make the statements made therein true and accurate.

11.6. The Party has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by the Party pursuant to the provisions hereof; all other necessary actions required by the Party to authorize the execution and delivery of this Agreement have been duly taken; and this Agreement is valid and binding upon the Party in accordance with its terms.

12. Additional Assurances. The Parties agree to execute any and all documents reasonably necessary to carry out and perform their respective obligations hereunder.

13. Miscellaneous Provisions.

13.1. This Agreement and the exhibits attached hereto contain the entire understanding of the parties hereto, and fully supersedes any and all prior Agreements and understandings pertaining to the subject matter of this Agreement. Each warranty, representation and promise contained or incorporated herein shall survive the execution and delivery of this Agreement and the exhibits attached hereto.

13.2. This Agreement may be amended or modified only by a written instrument executed by the parties hereto, and only as such written instrument specifically refers to its intent to so amend or modify this Agreement.

13.3. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

13.4. All terms and provisions contained herein shall inure to the benefit of and shall be binding upon each of the parties hereto and their respective directors, officers, members, managers, shareholders, employees, agents, representatives, heirs, administrators, executors, successors and assigns, and each of them.

13.5. If any legal action or other proceeding is brought to enforce this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

13.6. This Agreement shall be deemed to have been entered into, and shall be construed and interpreted in accordance with the laws of the State of Washington.

13.7. In the event that any provision hereof is deemed to be illegal or unenforceable, such a determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force.

13.8. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number shall be deemed to include the other and others whenever the context so indicates.

13.9. Time is of the essence for this Agreement and all of the terms, provisions, covenants and conditions hereof.

13.10. This Agreement may be executed in two or more original, facsimile or other electronic counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is entered into as of the Effective Date.

Company:
ENTIA BIOSCIENCES, INC.

By: Devin Andres
Title: COO

CFR:
CORPORATE FINANCE RESOURCES, INC.

By: Jeffrey Anthony
Title: President

Anthony:

By: Jeffrey Anthony